Exhibit 99.2

FISCAL 2015 FIRST QUARTER CONFERENCE CALL TRANSCRIPT

November 10, 2014 / 05:00 PM EST

On November 10, 2014, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2015 first quarter, ended September 30, 2014. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

Jim Storey Premier, Inc.—VP of IR

Susan DeVore Premier, Inc.—President & CEO

Mike Alkire Premier, Inc.—COO

Craig McKasson Premier, Inc.—CFO

CONFERENCE CALL PARTICIPANTS

Lisa Gill JPMorgan—Analyst

Ryan Daniels William Blair & Company—Analyst

Robert Willoughby BofA Merrill Lynch—Analyst

Jamie Stockton Wells Fargo Securities—Analyst

Garen Sarafian Citigroup—Analyst

Sandy Draper SunTrust Robinson Humphrey—Analyst

Mike Cherny ISI Group—Analyst

Nicholas Jansen Raymond James & Associates—Analyst

Mohan Naidu Stephens Inc.—Analyst

PRESENTATION

Operator

Good afternoon and welcome to Premier Inc.’s fiscal 2015 first-quarter conference call. As a reminder, this conference call is being recorded. The call will be archived and available via webcast on the Company’s website in the section entitled Investors.

(Operator Instructions)

Is now my pleasure to turn the call over to the Company’s Vice President of Investor Relations, Jim Storey.

Jim Storey —Premier Inc.—VP of IR

Thank you, Christina, and welcome, everyone, to Premier Inc.’s fiscal 2015 first-quarter conference call. Our speakers today are Susan DeVore, President and Chief Executive Officer; Mike Alkire, Chief Operating Officer; and Craig McKasson, Chief Financial Officer. Susan, Mike, and Craig will review the quarter’s performance and discuss the outlook for the remainder of our fiscal year.

Before we get started, I want to remind everyone that copies of our press release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com. Management’s remarks today contain certain forward-looking statements and actual results could differ materially from those discussed today.

PREMIER, INC.

Fiscal 2015 First Quarter Conference Call Transcript

These forward-looking statements speak as of today and we undertake no obligation to update them. Factors that may affect future results are discussed in our filings with the SEC, including our most recent Form 10-K, and we encourage you to review these detailed Safe Harbor and risk factor disclosures.

Please also note that where appropriate, we will refer to non-GAAP financial measures, such as adjusted EBITDA, segment adjusted EBITDA, and adjusted fully distributed net income, to evaluate our business. During this discussion, we also will be comparing current fiscal first-quarter results with last year’s results on a non-GAAP pro forma basis, since our Company had not completed its reorganization and IPO until after last year’s first quarter.

Comparisons made in accordance with GAAP do not reflect the impact of the reorganization and IPO and, therefore, management believes they do not provide meaningful year-over-year comparisons. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation, and in our Form 8-K filing with the SEC, which we expect to file soon. Now, let me turn the call over to Susan DeVore.

Susan DeVore —Premier Inc.—President & CEO

Thanks, Jim, and welcome, everyone, to our conference call. I’m happy to be here today with my colleagues to discuss our fiscal 2015 first quarter results. And to provide an update on our outlook for the remainder of the fiscal year. I’m also delighted to let you know that Mike Alkire, our Chief Operating Officer, is joining this call and he’ll provide operational updates as well as other valuable insights on our business.

You know, it’s been just over two months since our last conference call and it doesn’t seem like a lot of time. However, we’ve been putting that time to very good use. We’ve added new members, expanded our relationships with existing members, we’ve grown our revenue and earnings, and we’ve continued to pursue and integrate strategic acquisitions in accordance with our capital deployment strategy.

Today, we want to discuss the details of our progress in four steps. First, I’ll provide you with an overview of our first-quarter results. Second, I’ll spend a few minutes reviewing the leading position we hold in this market and the progress we are achieving against our long-term strategy.

Third, Mike will walk you through our operations in more detail, including our key business wins, acquisition integration, and our expanding capabilities. And lastly, Craig will provide more detail and perspective on our financial results and our expectations for the remainder of fiscal 2015.

So, let’s get started. As our first-quarter financial results demonstrate, we’re off to a strong start to fiscal 2015. Consolidated revenue and adjusted EBITDA growth exceeded our expectations, as did supply chain services segment revenue growth.

And our performance services revenue was consistent with our expectations. Based on our year-to-date execution and outlook for the remainder of the fiscal year, we are confident in affirming our full-year financial guidance. This guidance projects 11% to 14% consolidated revenue growth, 8% to 11% growth in supply chain services revenue, 21% to 24% revenue growth in performance services, 8% to 11% growth in adjusted EBITDA, and 7% to 11% growth in adjusted fully distributed earnings per share.

Looking at the quarter more closely, net revenue of $229 million rose 15% from the prior year, driven by a 16% rise in supply chain services revenue and an 11% increase in performance services. The growth in the supply chain services segment revenue resulted from increased utilization of our direct sourcing and specialty pharmacy businesses, as well as continued strength in our GPO net administrative fee revenue, which increased 4.1%.

Growth in net administrative fee revenue was driven by new member conversions and expanding utilization of our contracts by existing acute and alternate site members, both of which continue to grow at a rate consistent with past performance and our future expectations—low—to mid-single digit percentage growth in acute care; and we’re very pleased with continuing alternate site growth, which is about double that.

PREMIER, INC.

Fiscal 2015 First Quarter Conference Call Transcript

In our performance services segment, the 11% revenue growth was in line with our expectations. Fueled by across-the-board growth in SaaS-based informatics products, particularly the ongoing ramp up of our PremierConnect Enterprise engagements and contributions from our population health services.

Looking forward, we’re excited by the potential for continued organic growth in this segment, augmented by contributions from our Aperek and TheraDoc acquisitions, which closed on August 29 and September 1, respectively. Our adjusted EBITDA of $90.5 million was up 9% from the prior year, due to 12% growth in performance services and an 8% rise in supply chain services. And adjusted fully distributed net income totaled nearly $48 million, or $0.33 a share, an increase of 6% from the prior year.

Before we jump further into the quarter, I want to discuss the position that we believe distinguishes Premier in this market and the long-term leadership role that we play in shaping the future of US health care. It is abundantly clear to me that our nation’s healthcare challenges are massive. They’re evolving rapidly and they require a fundamental shift to a reinvented healthcare system that must be led by healthcare providers who are on the front lines working within communities every day.

And so, at Premier we’re providing solutions from inside these provider systems, helping transform healthcare by leveraging our large and very aligned member channel. The significant data resources flowing through our PremierConnect data analytics and business intelligence platform, as well as our advisory services and performance improvement collaboratives.

We believe that our comprehensive approach, which now encompasses some 3,400 hospitals, or about 68% of all US community hospitals, and 110,000 alternate site providers, is unique in the healthcare services provider market. This approach also translates to multiple revenue drivers for our Company. And enables us to move forward in a leadership position built on a solid and growing base of financial strength.

Our channel and our data, our scale, our collaboration, they all enable and accelerate our ability to help our members manage the most complex and pressing cost, quality, safety, and population health challenges of today. And at the same time, the work we’re doing today, especially in performance services, provides practical insights to facilitate and inform future decision-making.

Some recent examples of this include our collaboration with the CDC on research that we released in September related to the use of unnecessary and duplicative antibiotics in US hospitals. Our partnership with the eHealth Initiative, on a recent study showing that poor interoperability across health information technology systems is a real threat to continued improvement and clinical quality for many accountable care organizations.

Our peer-reviewed analysis that found wide variation in the use of blood products among 1.5 million patients, revealing significant opportunities for our members to improve quality and reduce costs. And just recently, the rapid response center and centralized Ebola preparedness team that we have organized to help our members identify, monitor, and obtain necessary supplies, and avoid supply-chain disruptions until the immediate threat of the disease subsides. We play a crucial role in connecting and educating our members on everything from crisis planning to cost reduction to product utilization and standardization.

As I noted earlier, one of our growth areas in the first quarter, and one of the key drivers of our strategic direction, is population health. We are excited about the role we are playing in enabling our health systems to take a leadership role in population health management.

What are we doing specifically in this area? Here’s just a few examples. We’re building the nation’s first Perioperative Surgical Home collaborative with the American Society of Anesthesiologists. This will be piloting a surgical home model in 43 hospitals, including 17 academic medical centers across the country.

PREMIER, INC.

Fiscal 2015 First Quarter Conference Call Transcript

We’re also assisting a major Catholic IDN in building a systemwide population health collaborative that includes the development of up to 20 Medicare shared savings program sites, and a standardized population health operating model for their regions. We’re building a care management program for a Florida Medicare shared savings program to manage their high risk patients. And we’re constructing a plan for a large metropolitan health system to create greater physician alignment through the development of several creative models.

So, we’ve started the year with a great first quarter. And just as importantly, we are continuing to invest in the future. Through collaboration that is yielding actionable insights to help our members succeed in the challenging environment ahead of us.

Over the long run, we will define success by the extent to which we help our nation’s healthcare providers meet the cost, quality, safety, and population health challenges that lie ahead. Which, in turn, we believe will translate to continued profitable growth for Premier and lasting value for our shareholders. Now, I’ll turn the call over to Mike Alkire, our Chief Operating Officer.

Mike Alkire—Premier Inc.—COO

Thanks, Susan, and welcome, everyone, to our conference call. I want to start off by echoing Susan’s comments about the great start to our current fiscal year. I’m extremely pleased with our strong first-quarter performance, operationally as well as financially.

As Susan mentioned, since our last conference call, we’ve been working in close partnership with our members to improve their cost, quality, safety, and population health strategies. My goal today is to share with you some of the strategic initiatives that we believe are driving our continued leadership role in healthcare transformation.

Today, I will focus my remarks on three areas. First, we continue to win and expand member relationships. Second, we are making great progress with the ongoing ramp up and integration of our recent acquisitions. And third, we are expanding and deploying our capabilities to help members address the challenges they are facing.

As you know, we approach the market with an integrated sales and field force that focuses on comprehensive performance improvement solutions across our supply chain and performance services capabilities. We believe our unified approach is one of the key reasons we are winning and growing business, filling the gaps created by EHR and other technology oriented solutions.

When you look at some of our major business wins in the first quarter—Scottsdale Lincoln Health Network, Lahey Health, and Agnesian HealthCare—you see health systems that chose Premier because our scope of resources best matched their needs. We have a proven track record of accelerating and optimizing systems integration—of efficiently transforming the supply chain across the healthcare organizations, of quickly normalizing data, and of helping our systems avoid the high cost of IT conversions while redesigning care delivery. That’s what is important to our new members, particularly those who are forming larger systems and preparing for the future of population health management.

Let’s briefly walk through these new business wins and expansions. First, Scottsdale Lincoln represents a recent systemwide affiliation between two large Arizona healthcare providers. We were chosen to help further integrate care delivery as the health system continues its evolution to population health care management.

While we had a previous relationship with one of the two health systems, the competition for the combined business was fierce. At the end of the day, we believe one of our key differentiators was our proven track record in post-merger integration support.

In addition to our GPO services, Scottsdale Lincoln signed on for our PremierConnect quality, operations, and supply chain solutions, as well as our Medicare Breakeven program and membership in our QUEST cost and quality improvement collaborative, and also in our PACT population health collaborative.

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Fiscal 2015 First Quarter Conference Call Transcript

Now, let’s look at Lahey Health. This nationally recognized academic and community health system based in Massachusetts chose Premier and Yankee Alliance Supply Chain Solutions, which is one of our larger member owners, to optimize the integration of its full continuum of care—which, in turn, will support this system’s population health management objectives. In addition to our GPO, this system is using our PremierConnect quality and supply chain products to analyze spend and resource utilization data.

Agnesian HealthCare in Wisconsin joined as a new Premier member to leverage our GPO and PremierConnect capabilities. Agnesian is integrating care delivery and purchasing practices systemwide to drive cost efficiencies, better promote outcomes, and advance population health management. The health system also joined our ASCEND collaborative, which identifies and implements supply chain performance improvement opportunities.

And our expanding relationship with Johns Hopkins Health System is a good example of the growth potential available when we successfully execute our plan. Since joining Premium in 2013 as a member owner, Johns Hopkins Health Systems has signed on for our PremierConnect quality and operations capabilities. It is participating in our QUEST performance improvement collaborative, it has enlisted our SYMMEDRx physician preference capabilities, and it is working with MEMdata on capital equipment procurement. So, these represent some of our recent new business wins and expanded relationships.

Next, let’s look at our acquisitions. As you know, a primary element of our strategic focus is around acquiring new assets. Over the past 15 months, we have acquired five such companies, maintaining their talent while also creating the technology roadmaps to fully integrate these assets.

Let’s briefly review. First, SYMMEDRx continues to expand its role in helping our members address the high cost and difficult to manage physician preference area.

In our first fiscal quarter, SYMMEDRx signed 14 new clients, bringing its total number of customers to 72. Which represents nearly 300% growth in the 14 months since we acquired it. It continues to deliver consistent double-digit cost savings to our members.

The next is Meddius, our data acquisition and integration and integration as a service product, is delivering increased revenue and decreased operating expenses, while improving integration capabilities across our PremierConnect solutions. It is also proving to be instrumental in the implementation of analytics for our PremierConnect Enterprise solution.

The third is MEMdata, our capital equipment planning, sourcing, and analytics business, has added 11 new engagements since its acquisition in April, including three in our first quarter and three more in October. New wins include Fairview, Johns Hopkins, Lahey, and Scottsdale Lincoln.

Aperek, our supply chain workflow and analytics acquisition has achieved full customer retention since we acquired it on August 29, and is proving to be a key asset in our current recruiting efforts. As we have previously discussed, Aperek is a critical element in the continuing evolution in support of our member’s supply chain management process.

And finally, TheraDoc. We closed this acquisition on September 1, significantly growing our market share in real-time clinical surveillance solutions, including 400 TheraDoc customers that represent new business prospects for Premier.

Since the acquisition, we have achieved full customer retention and additional sales of TheraDoc software into several new facilities. We are also integrating the TheraDoc solution into our PremierConnect platform to drive further clinical surveillance solutions.

All of these acquired capabilities are embedded in our PremierConnect platform and are utilized by our advisory services business in support of our members. When combined, these capabilities provide our members with the leverage to scale their individual systems. This enables the sharing of best practices on everything, from dealing with a pandemic, to reducing sepsis, to creating uniform standards for implementing a total joint replacement.

I’m going to take a few minutes to discuss the progress we’ve been making in expanding our capabilities to help our members address the challenges they face today, while preparing for the future. First, we are very pleased with the member reception to our PremierConnect Enterprise. This extends our PremierConnect platform, giving members a unique cloud-based data warehouse and business intelligence ability to acquire, standardize, transform, and integrate big data.

PREMIER, INC.

Fiscal 2015 First Quarter Conference Call Transcript

PremierConnect Enterprise manages data from multiple health information systems and data across the care continuum. We believe it is uniquely differentiated, in that it is vendor and payer agnostic and provides hard to find expertise in data acquisition, cleansing, mapping, management, and governance capabilities through the extension of Premier’s services.

Three major health systems deployed PremierConnect Enterprise in last year’s fiscal fourth quarter, and we added another major health system in the first quarter, Doctors Hospitals at Renaissance in South Texas. Our Premier data alliance collaborative now consists of 10 of the nation’s leading healthcare providers.

Doctors is a longtime member that just a few quarters ago went, what we describe as “all in” with 16 of our applications, advisory, and collaborative solutions. Looking at the pipeline, member interest in PremierConnect Enterprise remains very active.

Next, our partnership with Predixion Software, announced in early October, is part of our organically developed PremierConnect population health solution. It provides users with real-time predictive capability related to patients at risk for readmission while they are still in the hospital. We expect this and other predictive solutions that we are developing with Predixion to benefit healthcare systems as they continue developing population health models.

Our Medicare Breakeven program, which we are now calling Provider of Choice, continues to gain traction. We believe Provider of Choice better describes the systemwide cost, quality, safety, and population health management goals that our members are striving to achieve in a changing payment environment.

Particularly now that Medicare is moving to a star rating system for health systems, and Medicaid and other payers are likely to follow. We signed three new Provider of Choice programs in our first quarter. Currently, we are engaged in 14 active projects, encompassing some $216 million in targeted savings.

Finally, I’d like to offer a preview of where we are headed as a company and as an industry. As you probably know, access to data across the continuum of care is a major pain point for healthcare providers, and is crucial as they move to new models of care.

As Susan noted earlier, our recent study with eHealth Initiative found that the lack of interoperability is one of the biggest barriers to implementation of ACOs. We believe Premier’s innovation and ambulatory data integration technologies provides a compelling solution to this interoperability problem, and further accelerates our population health initiatives.

Thus, we are very excited that, in our first quarter, we initiated a project with a health system representing more than 2,000 physicians to integrate ambulatory data from up to 20 of its non-integrated affiliated clinics using technology acquired via our Meddius acquisition. This effort integrates ambulatory data within PremierConnect across a diverse set of ambulatory EMR systems. As a result, this major health system will have actionable information across both its acute care locations and its extended network of clinical affiliates.

Thank you for your time today. Now, let me to the call over to Craig McKasson, our Chief Financial Officer.

Craig McKasson—Premier Inc.—CFO

Thank you, Mike. As Susan and Mike already stated, we are very pleased with our first-quarter financial results. Our Company’s performance exceeded our consolidated revenue and adjusted EBITDA expectations, and we are affirming our guidance for the full fiscal year ending June 30, 2015.

We believe one of the strengths of our business model is that it is built on diverse revenue drivers, and they continued to work together in the first quarter to drive strong year-over-year consolidated revenue and adjusted EBITDA growth.

PREMIER, INC.

Fiscal 2015 First Quarter Conference Call Transcript

Now, let’s look at the quarter in detail. Consolidated net revenues of $229.3 million increased 15% from a year ago. These results are comprised of $170.3 million in net revenue from our supply chain services business segment, up 16% year over year, and $59 million in revenue from performance services, up 11% over the prior year.

Looking at the segment level, the 16% revenue growth in supply chain services exceeded our expectations. And was driven by our core GPO business, where net administrative fee revenue increased 4.1% due to higher acute care and alternate site utilization, ongoing conversion of new members, and consistent revenue share.

Our direct sourcing and specialty pharmacy product businesses combined to produce 45% top-line growth in the quarter from a year ago, fueled by ongoing member support of both of these businesses. In performance services, the 11% revenue increase was consistent with our expectations, and resulted primarily from continued growth of SaaS-based informatics technology subscriptions, particularly our PremierConnect Enterprise and population health offerings, and growth in our performance improvement collaborative and advisory services revenue.

Year-over-year segment revenue growth also included one month of revenue, adjusted down as a result of purchase accounting, from our TheraDoc and Aperek acquisitions. Each of our SaaS-based informatics products subscription, collaborative, and advisory services businesses achieved double-digit percentage revenue increases during the quarter.

Adjusted EBITDA of $90.5 million for the quarter represents a 9% increase from a year ago, with supply chain services increasing 8% and performance services up 12%. As a reminder, we were not yet publicly traded in the first quarter last year, and our year-over-year growth does include ramp up of certain costs to operate as a public company. However, our overall SG&A as a percentage of revenue is slightly lower than the prior year.

The increase in supply chain services adjusted EBITDA largely reflects the growth in net administrative fee revenue, as well as continued expansion of our direct sourcing activities and effective management of operating expenses. The 12% increase in performance services adjusted EBITDA to $18.4 million for the first quarter reflects the same factors that influenced revenue growth.

Now, as I have discussed in the past, the quarter-to-quarter revenue and EBITDA growth rate can sometimes vary. Due to the timing of revenue recognition from certain activities that have some seasonality, and from certain advisory services engagements in which our revenue is based on a percentage of identified member savings.

This variability does not apply to our SaaS-based technology subscription revenue, but on occasion, can result in GPO administrative fee revenue or advisory services revenues experiencing some variability between quarters. Looking at the bottom-line performance, non-GAAP pro forma adjusted fully distributed net income totaled $47.8 million for the quarter, or $0.33 per fully diluted share, which compares with $45.1 million, or $0.31 a share last year.

As I’ve discussed in previous calls, because of our corporate structure and the quarterly member owner share exchange process, we guide to adjusted fully distributed earnings per share. This measure calculates income taxes at 40% on pretax income, assuming the entire company is a taxable C-corporation, and further assumes all of the Company’s Class A and Class B common shares are held by the public and, therefore, included in the share count determination.

From a liquidity and balance sheet perspective, cash flow from operations for the fiscal first quarter totaled $45.9 million. This is lower than we’ve been generating the past few quarters, primarily as a result of the payment of annual employee incentive compensation in the month of September following completion of our June fiscal year end. I do want to reiterate that we expect to continue to generate significant operating cash flow, and our annual free cash flow is expected to approximate between 30% and 40% of adjusted EBITDA.

At September 30, 2014, our cash, cash equivalents, and short and long-term marketable securities totaled approximately $398.2 million. We ended the quarter with no outstanding borrowings on our five-year $750 million revolving credit facility. We remain in excellent position to deploy capital to drive our strategic direction, and we continue to manage an active pipeline of potential acquisition opportunities.

Now, let’s turn in more detail to guidance. As Susan and I said earlier, we are affirming our full-year guidance that we established on our last conference call on August 25. The affirmation of our guidance results from our strong first-quarter performance, our over 91% visibility into estimated revenue available under contract, as well as our 99% GPO retention rate, and our 94% SaaS institutional renewal rate.

PREMIER, INC.

Fiscal 2015 First Quarter Conference Call Transcript

The key assumptions driving our financial guidance remain consistent with what we highlighted last quarter. In supply chain services, we anticipate continued low- to mid-single digit growth in administrative fee revenues as we experienced in the first quarter. The main drivers of this growth are expected to be new member growth, increased penetration of existing members’ acute and non-acute supply chain spend.

We do continue to monitor utilization. And while we have noticed an increase from the winter months, we do not yet see any measurable year-over-year changes in this trend that warrant an adjustment to our current expectations or guidance.

Our guidance also assumes 15% to 20% revenue growth in our direct sourcing and specialty pharmacy businesses, which is consist with our long-term growth expectations for these emerging product businesses. The significant growth in the first quarter was stronger than anticipated, but future quarterly performance is expected to be more normalized based on the substantial growth that occurred in the second half of last fiscal year.

In the performance services segment, the anticipated 21% to 24% full-year revenue growth reflects the continued strong revenue contribution from our SaaS informatics technology products, including PremierConnect Enterprise, growth in advisory services and performance improvement collaboratives, and the continuation of our high SaaS institutional renewal rate.

As I just noted, we have over 91% visibility into our total estimated revenue available under contract, and our SaaS institutional renewal rate was 94% last year. Additionally, we expect our TheraDoc and Aperek acquisitions to contribute fully to our contemplated growth and performance in the second, third, and fourth quarters of the fiscal year, whereas they only contributed one month of revenues in the first quarter. Our guidance does not include contributions from any significant future acquisitions that may occur during the balance of fiscal 2015.

Finally, let me provide an update on our first quarterly exchange, which took place on October 31. Per our public disclosures, approximately 16 million Class B common units became eligible for exchange by our member owners, and approximately 4.7 million, or 29% of the eligible amount, were exchanged along with the associated Class B common share for Class A common shares on a one-for-one basis. We are pleased with the outcome of the exchange process as it will provide some additional liquidity and float into the public markets.

Of the 4.7 million shares that were exchanged, approximately 3.8 million have elected to participate in our planned underwritten company-directed offering, which we do plan to conduct in a timely fashion. Owners of the approximately 900,000 shares not participating in the company-directed offering will not be able to sell their shares until 60 days following the close of the company-directed offering. With that, let me turn the call back over to Susan.

Susan DeVore—Premier Inc.—President & CEO

Thanks, Craig. This concludes our prepared remarks. Christina, you may now open the call for questions.

QUESTION AND ANSWER

Operator

Thank you. And at this time, once again, we will begin the question-and-answer session.

(Operator Instructions)

Lisa Gill.

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Fiscal 2015 First Quarter Conference Call Transcript

Lisa Gill—JPMorgan—Analyst

Thanks very much. Good afternoon, everyone, and thank you for all the detail. I’m not sure who’s the right person for this question, if it’s Mike or Susan or you, Craig, but if I think about performance services and the guidance that you have out there of 21% to 24% revenue growth versus what we saw this quarter, can you just help us to bridge this as we go into the next three quarters?

How much will the acquisitions actually contribute? And are there specific things that are going to happen over the next few quarters?

And then, secondly, the 11% revenue growth, was that within your expectations or did it fall short of your expectations in the quarter? I’m just looking for a little more color around that?

Susan DeVore—Premier Inc.—President & CEO

So, it did meet our expectations, Lisa, and I’ll turn it over to Craig to give you a little bit more detail into second, third, and fourth quarters.

Craig McKasson—Premier Inc.—CFO

Yes, sure. Thanks, Susan. Lisa, with respect to bridging from the first quarter to the balance of the year, you may recall from our fourth-quarter conference call, when we provided the guidance initially, we disclosed that approximately $20 million of revenue would be contributed from TheraDoc and Aperek.

And as a reminder, that is purchase accounting adjusted. So that’s not the historical run rate of revenue from the business, but we had some deferred revenue that we were unable through purchase accounting to bring over. The vast, vast majority of that $20 million is going to come into the business in the second, third, and fourth quarters. We had a nominal contribution in the first quarter.

And then, as I did talk about, we can have a little bit of variability in performance services due to our advisory services component of that segment, in which we do engagements where we recognize revenue as we deliver savings for our members. And that recognition process, depending on the timing, can cross across quarters.

We’re very confident that you will see revenue growth for the balance of the fiscal year in the ranges that we provided for full-year guidance now because that will have the full contribution from those businesses, from the acquired businesses, moving forward.

Lisa Gill—JPMorgan—Analyst

Okay, great. And then, just my second question would be, you’ve done a really nice job of adding in incremental services. Obviously, Mike talked about a number of the wins that you have.

But, Susan, can you maybe talk about the acquisition landscape right now? You’re sitting on quite of bit of cash including your line of credit.

Are there areas that you believe would be complementary to add to some of the services that you have? Are there specific things that you’re looking at in the marketplace right now that you think would be complementary? How should we think about acquisitions?

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Fiscal 2015 First Quarter Conference Call Transcript

Susan DeVore—Premier Inc.—President & CEO

We do have cash and debt capacity and we do have a full corporate development function and an active pipeline. We continue to look at capabilities in the supply chain space, including supply chain technologies, pharmacy offerings, alternate site offerings, even physician preference purchase services kinds of things. So we still are very active on the supply chain side as well as the performance services side.

You heard a lot on the call about population health, about ambulatory data acquisition, there are still care management, risk stratification, ambulatory data, population health kinds of capabilities that we look at, in addition to shared services and operational technology capabilities on the performance services side.

The pipeline is very active. We did do two acquisitions in the first quarter and into this quarter, so we are very active.

Lisa Gill—JPMorgan—Analyst

Okay, great. Thank you.

Susan DeVore—Premier Inc.—President & CEO

Thank you.

Operator

Ryan Daniels.

Ryan Daniels—William Blair & Company—Analyst

Yes, thanks for taking the questions, guys. Craig, let me start with a quick one for you. You addressed this in your prepared comments.

But I was surprised to see the strength in cost controls on the SG&A line, even being down year over year despite being a public company. Can you give a little bit more flavor on how we should think about that going forward, and maybe why that came in so low this quarter?

Craig McKasson—Premier Inc.—CFO

Yes, I think, as we think about moving forward, I think, broadly, we will continue to be on an unadjusted basis at 33% to 34%, when you think about SG&A as a percentage of revenue. So that’s in with where we expect to see. We’ll continue to look for opportunities to find operating leverage.

We are very focused on being fiscally responsible and really managing our operating expenses as we drive business. And that’s what helped contribute to this quarter. But overall, I think you’ll continue to see consistent trends as I’ve discussed.

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Fiscal 2015 First Quarter Conference Call Transcript

Ryan Daniels—William Blair & Company—Analyst

Okay, that’s helpful color. And then, another follow up just on the performance services. Can you remind us how much of that at present is related to the SaaS-based tools? And how much is collaboratives and the advisory services? And again, I know that can fluctuate quarter to quarter, but just generally?

Craig McKasson—Premier Inc.—CFO

Yes, generally speaking, what we’ve talked about in the past, Ryan, is that about 60% of our performance services segment revenues come from our SaaS-based technology subscriptions, and about 40% are comprised of our advisory services and performance improvement collaborative work.

Ryan Daniels—William Blair & Company—Analyst

Okay, perfect. And then, Susan, I guess a big picture question for you. And you’ve discussed this in the past, but I want to get your latest State of the Union, if you will.

It seems like hospitals that have invested a lot in the EHRs are really looking for better ways to unleash the value from all that data they’re capturing. I’m curious what you are hearing from your member base? And I’m curious, number two, if that is accelerating demand for your performance services solutions across the spectrum?

Susan DeVore—Premier Inc.—President & CEO

Yes, so, we are hearing a lot and we’re very active in the space of connecting data. And we do hear from our members that they are frustrated with the difficulty in connecting disparate vendors, disparate transactional systems, and EMRs. And they’ve spent a lot of money installing EMRs.

So they are looking for more efficient ways to get data and have data and link data in the cloud, and maybe not do it as capital intensively as they’ve had to do it so far. So it is driving not only our SaaS-based subscriptions, but our PremierConnect Enterprise, as Mike discussed. And the advisory services that wrap around it.

Because, remember, it’s not just the technology, but it’s how do you take those insights and how do you actually reduce costs or improve quality? We’re hearing actually a lot more from our members now, too, something Mike mentioned, which was this need for data scientists and data managers and data governance, and all the complexities that go with data, which we can provide as a service.

So yes, the pipeline for PremierConnect Enterprise as well as our applications is good, and we think that demand is continuing to increase.

Ryan Daniels—William Blair & Company—Analyst

Okay, perfect. Thanks so much for the color and a I’ll hop back in the queue.

Susan DeVore—Premier Inc.—President & CEO

Thanks.

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Fiscal 2015 First Quarter Conference Call Transcript

Operator

Robert Willoughby.

Robert Willoughby—BofA Merrill Lynch—Analyst

Hello. Can I ask, Susan, I think I asked you this before, but just any sounds of footsteps in terms of some of your competitors possibly getting after your GPO model?

Susan DeVore—Premier Inc.—President & CEO

I have no idea, Bob, about that. So I haven’t heard anything about competitors coming after or doing a different business model than the ones they currently have.

Robert Willoughby—BofA Merrill Lynch—Analyst

Okay. And just in terms of we’re seeing a lot more in the informatics arena these days. Can you comment maybe, and maybe the question was answered, forgive me, just in terms of pricing on transactions, do you consider it a rational market currently, or how do we assess that?

Susan DeVore—Premier Inc.—President & CEO

I would describe it as a competitive market and a rational market. I think it’s when you can actually combine applications with services and collaboratives, and connect it to the real value associated with the ROI on that investment, it makes our pricing and our ROI equation maybe more significant and very directly correlated.

So, I’d say it’s competitive, but the all-in connectivity to big improvement numbers is a differentiator for us.

Robert Willoughby—BofA Merrill Lynch—Analyst

Okay. Thank you.

Operator

Jamie Stockton.

Jamie Stockton—Wells Fargo Securities—Analyst

Hey, good evening, thanks for taking my questions. I guess, maybe the first one, you guys in the last quarter or two have talked about how you were negotiating some bigger deals with some of your clients, and maybe the sales cycle was extended a little bit as a result of that.

I’m curious if you feel like those deals are moving toward a conclusion at a pretty nice pace at this point? Or do you feel like the pipeline of potential business is continuing to build?

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Fiscal 2015 First Quarter Conference Call Transcript

Craig McKasson—Premier Inc.—CFO

Yes thanks, Jamie, that’s a great question. What I would tell you is when we talked about that a couple of quarters ago, it’s when we had just launched and were rolling out our PremierConnect Enterprise offerings, so we were getting those into the cycle. And so, at the beginning we talked about that.

What we see now is a more normalization to our sales cycle process as we’re doing our all-in engagements. And are very comfortable with the activity that we’re seeing in the marketplace.

Jamie Stockton—Wells Fargo Securities—Analyst

Okay, that’s great. And then, maybe one other one just on the PremierConnect Enterprise. You listed 10 health systems on the slide that I think are relying on you guys for enterprise data warehouse today, and, I guess, a few of them are a little more analytics or data oriented.

But when you think about those organizations, have we seen all of the business, or the majority of the business, that you have the potential to get from them on this front start to flow through the income statement? Or are we still in the early days? I guess, I’m trying to ascertain how much of the opportunity, even with some of these early deals on PremierConnect Enterprise, have you really captured?

Susan DeVore—Premier Inc.—President & CEO

Well, I think we’re in the early phases of it. Jamie. And so, I would say we’re starting to see the revenue on the engagements that we have in PremierConnect Enterprise.

But typically, they start out with defined projects and things that they are trying to do on the warehouse, which means those can be expanded over time as the projects get added and as the enterprise analytics connecting all of the dots. There are more numbers associated with that. So I would say we’re on the front end of that potential opportunity with even the existing PremierConnect members.

Jamie Stockton—Wells Fargo Securities—Analyst

Okay, that’s great. Thank you.

Operator

Garen Sarafian.

Garen Sarafian—Citigroup—Analyst

Hello, guys, thanks for taking the questions. I guess the first question is on population health. Well, first, I appreciate your measured use of the term, interoperability, which sometimes gets a little bit abused.

But on that topic, it does get a lot of attention. And I’m wondering, you say you’re vendor agnostic, but what metrics do you point to when prospects say, others are just as interoperable as Premier?

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Fiscal 2015 First Quarter Conference Call Transcript

Susan DeVore—Premier Inc.—President & CEO

I guess what we say when we’re in the pursuit mode, Garen, is that we have already seen every data pattern there is from every vendor and payer there is in our existing data warehouse. So we’ve already been pulling data from all the EHRs and all the transaction systems and ERP systems. And so, we don’t have to say, we can do it, we can basically say, we’ve been doing it for many, many years with many, many vendors.

And so, I think, and we do it with the wraparound services and we do it from the inside as an extension of your organization. And so, I think there’s trust and there’s history and it just is a different long-term capability that we are now packaging as PremierConnect Enterprise.

Garen Sarafian—Citigroup—Analyst

Okay. And then, I guess —

Susan DeVore—Premier Inc.—President & CEO

Does that answer your question?

Garen Sarafian—Citigroup—Analyst

Yes, it’s sort of a difficult one to answer in a call like this, I guess. But I guess a follow up to that, though, would be it’s an all-encompassing solution and it’s still relatively new at less than a year old, but have you been able to quantify any of these benefits that you’ve achieved for your members so that you can use that to sell to new members yet, or is it too early?

Susan DeVore—Premier Inc.—President & CEO

It’s interesting, we do use it. So sometimes when we’re doing big, what we called, Medicare Breakeven or Provider of Choice engagements, or we have other applications that they’re using, we can quantify the connected benefit in real dollars.

For some of the PremierConnect Enterprise solutions themselves, it’s too early to quantify that overall big capital and operating benefit. But we clearly intend to do that as those go forward. Everything we do, we measure, and everything we do, we try to convert to savings, capital savings, quality improvement, safety improvement, population health per capita, cost improvement, those kinds of things.

Mike Alkire—Premier Inc.—COO

And, Susan, if I could add. This is Mike, Garen.

Garen Sarafian—Citigroup—Analyst

Hello, Mike.

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Fiscal 2015 First Quarter Conference Call Transcript

Mike Alkire—Premier Inc.—COO

We are in a couple of organizations looking at labor costs of analysts. So we’re understanding the number of analysts that are leveraging all this data. We do believe there’s going to be a very healthy ROI with this standard data set that we provide, in terms of reducing the number of analysts that each organization is going to have to employ.

Garen Sarafian—Citigroup—Analyst

Okay. Fair enough, I’ll go back—

Susan DeVore—Premier Inc.—President & CEO

Yes. They’re finding out that they’re spending so much time and money with all the people that are cleansing, mapping, analyzing data, that they don’t have people implementing it. And that’s the efficiency we’re trying to bring.

Garen Sarafian—Citigroup—Analyst

Sounds good, thanks again.

Susan DeVore—Premier Inc.—President & CEO

Thanks, Garen.

Operator

Sandy Draper.

Sandy Draper—SunTrust Robinson Humphrey—Analyst

Hey, Susan, how are you? Thanks very much and congratulations on the strong start. I just want to, question probably for Craig, because I’m not sure if I’m confused or maybe some other folks are confused, the guidance for performance services revenue of $281 million, and this follows up on Lisa’s question, the $281 million to $288 million. Correct me if I’m wrong, that’s a non-GAAP number that would include deferred revenue?

Craig McKasson—Premier Inc.—CFO

No, sorry. To clarify, Sandy, that’s a GAAP revenue number. What we talked about on our last conference call is that we would make the deferred revenue adjustment for adjusted EBITDA purposes, but we were not going to report a non-GAAP adjusted revenue number.

PREMIER, INC.

Fiscal 2015 First Quarter Conference Call Transcript

Sandy Draper—SunTrust Robinson Humphrey—Analyst

Okay. So the $281 million to $288 million is a GAAP number that will be comparable to what you report?

Craig McKasson—Premier Inc.—CFO

That’s correct.

Sandy Draper—SunTrust Robinson Humphrey—Analyst

Okay. And then, the $20 million of revenue is the nine-month revenue that will be GAAP revenue from the acquisitions that you will actually see and then there’ll be a non-GAAP adjustment below that?

Craig McKasson—Premier Inc.—CFO

That’s correct. Approximately nine months, but yes.

Sandy Draper—SunTrust Robinson Humphrey—Analyst

Right, correct. Okay, great That’s definitely helpful.

And the second question, maybe for Susan. And this relates to other questions that have been asked about analytics.

One of the things that, it seems to me, that really separates you guys is the size of the data in the database. There are a lot of companies out there that have some pretty—are starting to get some pretty slick interfaces around population health and other analytics tools.

Can you just remind us exactly what are your rights in the data? And then, also, probably just as importantly, how successful are you in getting the majority, if not all, of your members to actually contributing their data to an aggregated data set so that you have really good comparable type of information?

Just remind me where you stand along those lines? And is there more data you can get or do you feel like you’ve got contracts that basically, as you bring on new customers, you’re automatically getting that data? Thanks.

Susan DeVore—Premier Inc.—President & CEO

Yes, so, I would say that our members and customers alike view us an extension of themselves and want to use the data for operating improvement. So we have business associate agreements with all of them that come with the SaaS-based subscription, so they’re all sending us the data.

It’s in their best interest to send it to us, to have us cleanse it, normalize it, benchmark it, and then help them figure out where they have opportunities for improvement. They select their peer groups and that sort of thing.

You also recall, we acquired Meddius several months ago. The purpose of that was to give us a real-time data acquisition engine that can bring data from lots of sources into the data that we have. And so, from our perspective, this is their data and it’s the data they want to use to deliver care differently. And therefore, they want to have it compared and then cleansed and really analyzed, and they view us as that efficient third-party that can help them do that from the inside.

PREMIER, INC.

Fiscal 2015 First Quarter Conference Call Transcript

So we don’t have any issues of trying to get that data from someone else, because they need for us to have it in order to give them back what they want.

Sandy Draper—SunTrust Robinson Humphrey—Analyst

Great, that’s very helpful. I’ll jump back in the queue.

Susan DeVore—Premier Inc.—President & CEO

Thank you.

Operator

Mike Cherny.

Mike Cherny—ISI Group—Analyst

Hello, guys. How are you?

Susan DeVore—Premier Inc.—President & CEO

Great.

Mike Cherny—ISI Group—Analyst

So I wanted to dive into the utilization question a bit. And Craig mentioned there’s some comments about how you’ve seen some very modest signs, but nothing you’re willing to really to change the guidance for.

As you think about, broadly speaking, utilization across your book of business, I guess, what are the key signs, what are the tripping factors you’re looking for to really show that your some of the early anecdotal evidence, I guess, that we’ve all seen, through some of the hospital data, amongst other things, are areas that are flowing directly into your business?

And along those same lines, how does that—can you bucket a little bit how you’re able to grow or project or grow the net admin fees relative to where you see utilization playing out?

Susan DeVore—Premier Inc.—President & CEO

Yes, so, lots of comments in here. As you know, we collect data, or we have data through our applications, and can see what’s happening in utilization from both an inpatient and outpatient perspective. Not only in admin fees, but over on the performance services side of the business.

We have seen a little bit of an uptick in utilization. We think because of exchanges, because of Medicaid exchanges, because of flu seasons, and other things.

PREMIER, INC.

Fiscal 2015 First Quarter Conference Call Transcript

We still see this shift from inpatient to outpatient. And the movement isn’t big enough yet for us to think that we should change anything on a going-forward basis around admin fees or our other projections, so we haven’t indicated that.

Mike Alkire—Premier Inc.—COO

And, Susan, if I could just add a couple more things. We do see nice growth just from a percent standpoint in our ambulatory non-acute side of the business.

We’re going to continue to double down on those areas, as well as our non-traditional areas. And, I think Susan mentioned this earlier, we’re seeing really nice growth in purchase services as well as IT and facilities.

Mike Cherny—ISI Group—Analyst

Great, that’s all I’ve got. Thanks, guys.

Susan DeVore—Premier Inc.—President & CEO

Thanks, Mike.

Operator

Nicholas Jansen.

Nicholas Jansen—Raymond James & Associates—Analyst

Hey, guys. Following up on that question on utilization, how should we think about if hospital volumes or increased on a both an inpatient and equivalent admissions basis, by 50 basis points or 100 basis points relative to the trendline that we’ve seen for so long?

How do we think about that flowing through in terms of the EBITDA or the revenue? Or how should we think about the contribution there if something like that was to happen, so we get better visibility into potential upside, should this trend continue to play out?

Craig McKasson—Premier Inc.—CFO

Yes, that’s a broad question, Nick. What I would say is that it’s really going to vary and depend where the inpatient utilization comes from.

What we’re really focused on is driving further and additional penetration of our members’ use of our contracts. And so, obviously the higher we drive that, if we see increased improvement in utilization, and there’s more patients coming through the door and supplies being used, that’s only going to augment and drive our administrative fees higher.

Or, in the case of direct sourcing, if they’re using those products to drive higher penetration. But it’ really difficult for me to quantify specifically for you and say that a 10 basis point increase in inpatient or outpatient utilization is going to drive X in revenue or EBITDA contribution.

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Fiscal 2015 First Quarter Conference Call Transcript

Susan DeVore—Premier Inc.—President & CEO

It’s a pretty big base of revenue, the admin fee revenue today. And so, we’re continuing to say with the utilization trends that we see today, mid-single-digit growth in acute care. And it is double that in alternate site.

Nicholas Jansen—Raymond James & Associates—Analyst

Okay, that’s helpful color. And then, Craig, maybe on the gross margin line, maybe my model was off, but it seemed like there was a little bit of volatility there, on both a year-over-year and sequential basis. And I know it’s a largely driven by the specialty and direct sourcing efforts.

But it looked like there was a pretty sizable step down sequentially. Maybe the full numbers haven’t been given, I don’t think, in terms of the segment-by-segment gross margins.

But how do we think about that and the lower SG&A and maybe that reversing course later this year? Or any thoughts on the components of margins in both segments. Thanks.

Craig McKasson—Premier Inc.—CFO

Yes, it’s a great question. Thanks, Nick. In terms of gross margins, what I would share with you is that the gross margins in supply chain services segment are continuing to do exactly what we would expect, which is as we grow our product revenue businesses, we will, as we’ve strategically diversified our business, we’re going to see the gross margin come down there.

We’ve been transparent and continue to reinforce that message to the investor community. What I will say in performance services in the first quarter, is that we did see a dip down in the gross margin for the quarter, really tied to the variability comment that I made about revenue recognition on some of our advisory services engagements.

And so, while you see that will have come down into kind of the mid-40%s for the first quarter, what I would tell you is our expectations for the year is that that gross margin percentage should be back up at around the 50% level, which is where we’ve traditionally operated and would expect to see that happen.

It really is a result of the timing of the revenue, whereas the contributors to the actual cost, are amortization on the software products, which you can argue are somewhat fixed, as well as the labor resources that we haven’t placed, where that’s really a timing function.

Nicholas Jansen—Raymond James & Associates—Analyst

Thanks for the color. Nice quarter, guys.

Susan DeVore—Premier Inc.—President & CEO

Thank you.

Operator

Mohan Naidu.

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Fiscal 2015 First Quarter Conference Call Transcript

Mohan Naidu—Stephens Inc.—Analyst

Thanks for taking my questions. Susan, Mike, I guess a question on the PremierConnect platform, the date warehousing value that you guys are doing. Are you guys seeing any strength in any particular vendors from an EHR perspective?

Some vendors seem to have a better solution than others, I just to see if you guys are seeing any particular strength? And the follow up is on the ambulatory data acquisition product Mike talked about. Is the goal to get all the data back into this warehouse platform, or is that a totally different project?

Mike Alkire—Premier Inc.—COO

Yes, let me just take the competition first and then I’ll pass it back to Susan. From a competitive standpoint, obviously you’re seeing a lot of entrants into the market. It is sort of a free-for-all.

I think the players that are winning out are the ones that are able to show some form of an ROI. And I think our solutions lend themselves very well when you wrap them around some of the services from our collaboratives, as well as our advisory services, to drive that ROI.

So we do think that it will continue to play out over the next 6 to 8 months in a way that we’ll see additional players. But again, you’re going to have to be in the market to take all that data and turn it into information and turn it into actionable intelligence, and really to be able to drive an ROI to show the real benefit of those investments.

Susan DeVore—Premier Inc.—President & CEO

And the answer to your second question is, yes. We do want to have that ambulatory data connected to all of the acute and outpatient data that we have. It’s why we’re so excited about the one we told you about that was connecting 20 unaffiliated clinics.

This is not just a technology play for us, though. This is technology plus all of the service wraparounds and efficiencies that go with it. But, yes, to your second question, too.

Mohan Naidu—Stephens Inc.—Analyst

All right, thank you.

Susan DeVore—Premier Inc.—President & CEO

Thank you. So I think that that—

Operator

Yes, this is Christina. Susan DeVore, please go through with your closing remarks.

Susan DeVore—Premier Inc.—President & CEO

I was going to do your job for you, Christina. Sorry about that. Thanks, everybody, for your interest in Premier. And just few final thoughts, I know we’re running a little bit over.

PREMIER, INC.

Fiscal 2015 First Quarter Conference Call Transcript

First, we believe we are off to a terrific start in fiscal 2015. Our financial results were strong. We continued to win new business, expand relationships, executing on our capital deployment strategy.

We’re well positioned to continue working with our member health systems from the inside, transforming healthcare tomorrow while addressing the pressing issues that they face right now. And achieving a successful future is an opportunity for all of us.

My management team and the employees at Premier also believe—and I think this really is one of the true drivers of our ultimate success—we believe that our mission to improve the health of our communities is not so much an opportunity, but a real responsibility.

A responsibility based on what we believe is our unique and unmatched ability to make a difference. So thanks for spending time with us today and we look forward to talking to you again soon. Operator, can you please close the call?

Operator

Yes, thank you. And the conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.